Exhibit (a)(4)

Election to Participate

ELECTION TO PARTICIPATE IN PROGRAM TO EXCHANGE

ORIGINAL WARRANTS PURSUANT TO

WARP TECHNOLOGY’S OFFER TO EXCHANGE

AMENDED MARCH 4, 2004

To:	WARP Technology Holdings, Inc.
708 3rd Avenue, 6th Floor,
New York, N.Y. 10017
Attn: Gus Bottazzi
Tel. no. 212-962-9277

Pursuant to the terms and subject to the conditions of the Offer to Exchange, I hereby tender the Tendered Original Warrants (as defined in the table below in column #2) to purchase shares of Common Stock of WARP Technology Holdings, Inc. (to validly tender such Original Warrants you must complete the following tables):

#1. Total Number of Original Warrants Granted to me (Original Warrants included herewith).	#2. Number of Original Warrants to be Exchanged (“Tendered Original Warrants”)	#3. Number of Original Warrants to be returned to me in the form of Original Warrants.*

*	The amount in column #2 plus the amount in column #3 must equal the amount in column #1.

#4. Amount of Cash Tendered for Exercise of the Exchanged Warrants for Common Stock. Equals Number of Tendered Original Warrants x $0.15. (“Exercise Price”)	#5. Form of Cash Tender.
$	Check included herewith [ ] Wire Transfer to Company [ ] **

**	See Wire Transfer Instructions included in the Instructions for Delivery attached hereto.

Upon the terms and subject to the conditions set forth in the Offer to Exchange, as they may be amended or supplemented from time to time (the “Offer”), I hereby tender to WARP the Original Warrants specified in the table above in column #2 (the “Tendered Original Warrants”) for Exchanged Warrants, subject to the terms described in the Form of Exchanged Warrants provided to me in the Offer, including that the Exchanged Warrants will be exercised immediately upon issuance for shares of the Company’s Common Stock at an exercise price of $0.15 per share payable in cash. Subject to, and effective upon, the Company’s acceptance of the Tendered Original Warrants in accordance with the terms and subject to the conditions of the Offer, I hereby terminate all right and interest I have in the Tendered Original Warrants and sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Original Warrants. I also hereby authorize the Company to exercise the Exchanged Warrants for the Company’s Common Stock in exchange for the aggregate exercise price indicated in table above in column #4 (the “Exercise Price”) immediately following the Expiration Date.

I hereby represent and warrant that I have the full power and authority to tender the Tendered Original Warrants and that, when and to the extent the Tendered Original Warrants are accepted for exchange by the Company, the Tendered Original Warrants will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and the Tendered Original Warrants will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Original Warrants pursuant to the Offer.

I understand and acknowledge that:

(1) In order to participate in the Program I must (i) properly complete and duly execute this Election to Participate; (ii) include my Original Warrants herewith; and (iii) tender cash in the amount equal to $0.15 times the number of Exchanged Warrants that I am requesting.

(2) Upon the Company’s acceptance of the Tendered Original Warrants, on or immediately after the Expiration Date, such Tendered Original Warrants will be cancelled.

(3) Effective as of Friday, March 19, 2004, the Exchanged Warrants I am to receive in exchange for the Tendered Original Warrants will be exercised for the Company’s Common Stock for the Exercise Price as indicated in the table above in column #4, which Exercise Price I am tendering herewith.

(4) The Company will, promptly, send me the Common Stock described in point 3 above, and, if applicable, a new Original Warrant for the amount of warrants I am excluding from the Offer, as indicated in the table above in column #3.

(5) By tendering the Tendered Original Warrants pursuant to the procedure described in the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer.

(6) The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

(7) The Offer is not being made to (nor will Tendered Original Warrants be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

(8) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

(9) I agree to all of the terms and conditions of the Offer.

You must complete and sign the following exactly as your name appears on the Original Warrant. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Election to Participate proper evidence of the authority of such person to act in such capacity.

Date:

By:

(signature)

(print name)

Address:

Tel. No.:

Tax ID/SSN:

INSTRUCTIONS FOR DELIVERY

This Election to Participate, properly completed and duly executed, the Original Warrants and the tendered cash must be received by the Company at the address below and/or pursuant to the Wire Transfer Instructions below on or before the Expiration Date of Thursday, March 18, 2004. The Company will not accept any alternative or contingent tenders. By execution of this Election to Participate, you waive any right to receive any notice of the acceptance of the Tendered Original Warrants, except as provided in the Offer to Exchange.

ADDRESS:	WARP TECHNOLOGY HOLDINGS, INC.
708 3rd Avenue, 6th Floor,
New York, N.Y. 10017
Attn: Gus Bottazzi
Tel. no. 212-962-9277

WIRE TRANSFER INSTRUCTIONS:

ABA Routing Number	021000021

Bank Name & Address	Chase Manhattan Bank
401 Madison Avenue
New York, NY 10017

Account Number	134-6491156-65
Account Name	WARP
708 3rd Avenue, 6th Fl.
New York, NY 10017
212-962-9277

Delivery to an address and/or pursuant to wire transfer instructions other than as set forth above will not constitute a valid delivery.

*************